Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACT:

MEDIA (CNA):	ANALYSTS (CNA):
Sarah J. Pang, 312/822-6394	Nancy M. Bufalino, 312/822-7757 Marie Hotza, 312/822-4278
CNA SURETY SPECIAL COMMITTEE:	David C. Adams, 312/822-2183
Joele Frank or Meaghan Repko	ANALYSTS (CNA SURETY):
Joele Frank, Wilkinson Brimmer Katcher	John Corcoran, 312/822-1371
212/355-4449
CNA AND CNA SURETY SIGN DEFINITIVE AGREEMENT FOR CNA TO ACQUIRE
PUBLIC MINORITY STAKE IN CNA SURETY FOR $26.55 PER SHARE
CHICAGO, April 21, 2011 — CNA Financial Corporation (NYSE: CNA) and CNA Surety Corporation (NYSE: SUR) announced today that they have signed a definitive merger agreement pursuant to which CNA will commence a tender offer to acquire all of the outstanding shares of common stock of CNA Surety not currently owned by subsidiaries of CNA for $26.55 per share in cash.
The transaction has been approved by the board of directors of CNA Surety, following the recommendation and approval of a Special Committee consisting of CNA Surety’s three independent directors. The tender offer will be conditioned upon, among other things, acceptance by the holders of a majority of the publicly held shares of CNA Surety. Subject to the satisfaction of the foregoing, it is currently anticipated that the transaction will be completed by the end of the second quarter.
The $26.55 per share price represents a 38% premium to the closing price of CNA Surety’s common stock on October 29, 2010, the last trading day prior to CNA’s public announcement of its proposal to acquire the public minority stake in CNA Surety, and a 21% premium to CNA’s original proposed price of $22 per share. The per share price also represents a 1.3x multiple of CNA Surety’s tangible book value per share excluding net unrealized gains as of December 31, 2010.
“We are delighted to have reached this agreement, which offers compelling benefits for all parties,” said Thomas F. Motamed, Chairman and Chief Executive Officer of CNA Financial Corporation. “This transaction will allow CNA Surety’s minority stockholders to monetize their investment at a substantial premium to their historical stock price. It affords us the opportunity to invest in a business that we know well and further expand our Specialty franchise, while continuing to simplify our operation. As a wholly-owned subsidiary of CNA, we believe CNA

Surety will be even better positioned to compete with the large, diversified commercial lines companies it faces in the surety market.”
“When complete, this transaction will provide us the benefits of being an integrated part of a larger, diversified commercial lines insurance company and we are pleased that CNA has placed this vote of confidence in CNA Surety,” said John Welch, President and Chief Executive Officer of CNA Surety. “We will continue to provide the same service levels and capacity that our clients expect from us.”
Philip Britt, chairman of the Special Committee, said, “The Special Committee is very pleased to have completed a thorough process that has resulted in a transaction with CNA that we believe provides compelling value to the minority stockholders of CNA Surety.”
J.P. Morgan Securities LLC is acting as financial advisor and Simpson Thacher & Bartlett LLP is acting as legal advisor to CNA in connection with the transaction.
Goldman, Sachs & Co. is acting as financial advisor and Latham & Watkins LLP is acting as legal advisor to the Special Committee of the board of CNA Surety in connection with the transaction.
About CNA
Serving businesses and professionals since 1897, CNA is the country’s seventh largest commercial insurance writer and the 13th largest property and casualty company. CNA’s insurance products include standard commercial lines, specialty lines, surety, marine and other property and casualty coverages. CNA’s services include risk management, information services, underwriting, risk control and claims administration. For more information, please visit CNA at www.cna.com. CNA is a registered trademark of CNA Financial Corporation.
About CNA Surety
CNA Surety Corporation is the largest publicly traded surety company in the country. Through its principal subsidiary, Western Surety Company, CNA Surety provides surety and fidelity bonds in all 50 states through a combined network of approximately 37,000 independent agencies. CNA Surety’s Securities and Exchange Commission (“SEC”) filings are available at www.sec.gov or visit us at www.cnasurety.com for a direct link to the SEC website.
Additional Information and Where to Find It
This press release is not an offer to purchase or a solicitation of an offer to sell any securities. The tender offer described in this press release has not yet commenced. At the time the tender offer is commenced, a subsidiary of CNA will file a tender offer statement on Schedule TO with the SEC and CNA Surety will file a related solicitation/recommendation statement on Schedule 14D-9 with the SEC. CNA Surety stockholders and other interested parties are urged to read these materials when they become available because they will contain important information. CNA Surety stockholders will be able to obtain such documents (when available) free of charge at the SEC’s web site, www.sec.gov. CNA Surety stockholders will also be able to obtain the documents that are filed by CNA (when available) for free from CNA at www.cna.com or at 333 South Wabash Avenue, Chicago, Illinois 60604 and the documents that are filed by CNA Surety

(when available) for free from CNA Surety at www.cnasurety.com or at 333 South Wabash Avenue, Chicago, Illinois 60604.
Forward-Looking Statement
This press release may include statements which relate to anticipated future events (forward-looking statements) rather than actual present conditions or historical events. These statements generally include words such as “believes”, “expects”, “intends”, “anticipates”, “estimates”, and similar expressions. Forward-looking statements, by their nature, are subject to a variety of inherent risks and uncertainties that could cause actual results to differ materially from the results projected. Many of these risks and uncertainties cannot be controlled by CNA or CNA Surety. For a detailed description of other risks and uncertainties affecting CNA and CNA Surety, please refer to CNA’s filings with the SEC, available at www.cna.com, and CNA Surety’s filings with the SEC, available at www.cnasurety.com.
Any forward-looking statements made in this press release are made by CNA and CNA Surety as of the date of this press release. Further, CNA and CNA Surety do not have any obligation to update or revise any forward-looking statement contained in this press release, even if CNA’s or CNA Surety’s expectations or any related events, conditions or circumstances change.
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